Exhibit 99.1
Michigan Consolidated Gas Company
Unaudited Financial Statements as of and for the Quarter and Six Months ended June 30, 2008

Michigan Consolidated Gas Company

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions)	2008	2007	2008	2007

Operating Revenues	$381	$305	$1,277	$1,166

Operating Expenses
Cost of gas	210	158	854	771
Operation and maintenance	149	111	271	220
Depreciation and amortization	25	24	50	45
Taxes other than income	12	15	25	29
Asset (gains) and losses, net	—	—	—	3

	396	308	1,200	1,068

Operating Income (Loss)	(15)	(3)	77	98

Other (Income) and Deductions
Interest expense	14	12	30	27
Interest income	(2)	(5)	(4)	(7)
Other income	(4)	(2)	(6)	(5)
Other expenses	2	1	5	2

	10	6	25	17

Income (Loss) Before Income Taxes	(25)	(9)	52	81
Income Tax Provision (Benefit)	(8)	(2)	15	21

Net Income (Loss)	$(17)	$(7)	$37	$60

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30	December 31
(in Millions)	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$4	$6
Accounts Receivable (less allowance for doubtful accounts of $146 and $86, respectively
Customer	354	489
Affiliates	38	41
Other	46	1
Inventories
Gas	21	32
Material and supplies	19	20
Gas customer choice deferred asset	57	105
Other	42	32

	581	726

Investments	94	97

Property
Property, plant and equipment	3,721	3,589
Accumulated depreciation	(1,650)	(1,593)

	2,071	1,996

Other Assets
Regulatory assets	326	272
Net investment in lease	76	76
Prepaid benefit costs and due from affiliate	454	432
Other	17	9

	873	789

Total Assets	$3,619	$3,608

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30	December 31
(in Millions, Except Shares)	2008	2007

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable affiliates	$35	$33
Accounts payable other	246	227
Dividends payable	13	13
Gas inventory equalization	153	—
Short-term borrowings affiliates	121	—
Short-term borrowings other	—	454
Current portion of long-term debt	200	275
Accrued gas cost recovery refund	—	70
Other	123	77

	891	1,149

Long-Term Debt, (net of current portion)	699	440

Other Liabilities
Deferred income taxes	215	195
Regulatory liabilities	595	585
Accrued postretirement benefit costs	226	268
Asset retirement obligations	110	109
Other	77	80

	1,223	1,237

Commitments and Contingencies (Notes 5 and 7)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	459	447
Retained earnings	348	336
Accumulated other comprehensive loss	(1)	(1)

	806	782

Total Liabilities and Shareholder’s Equity	$3,619	$3,608

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30
(in Millions)	2008	2007

Operating Activities
Net income	$37	$60
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	50	45
Deferred income taxes and investment tax credit, net	2	2
Asset losses	—	3
Changes in assets and liabilities:
Accounts receivable, net	131	115
Inventories	12	29
Postretirement obligation	(42)	2
Prepaid benefit costs and due from affiliate	(22)	(19)
Accrued gas cost recovery	(113)	(78)
Accounts payable	41	95
Gas inventory equalization	153	145
Federal income, property and other taxes payable	11	(1)
Other assets	(7)	44
Other liabilities	41	(14)

Net cash from operating activities	294	428

Investing Activities
Capital expenditures	(130)	(97)
Proceeds from sale of assets	6	1
Other	1	1

Net cash used for investing activities	(123)	(95)

Financing Activities
Issuance of long-term debt	260	—
Redemption of long-term debt	(75)	(30)
Short-term borrowings, net	(333)	(279)
Dividends paid	(25)	(25)

Net cash used for financing activities	(173)	(334)

Net Increase (Decrease) in Cash and Cash Equivalents	(2)	(1)
Cash and Cash Equivalents at Beginning of Period	6	1

Cash and Cash Equivalents at End of Period	$4	$—

Supplementary Cash Flow Information
Interest paid (excluding interest capitalized)	$28	$30
Income taxes paid	—	20
See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S
EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)

					Accumulated
			Additional		Other
(Dollars in Millions,	Common Stock		Paid in	Retained	Comprehensive
Shares in Thousands)	Shares	Amount	Capital	Earnings	Loss	Total

Balance, December 31, 2007	10,300	$10	$437	$336	$(1)	$782

Net income	—	—	—	37		37
Capital contribution			12			12
Dividends declared on common stock	—	—	—	(25)		(25)

Balance, June 30, 2008	10,300	$10	$449	$348	$(1)	$806

     The following table displays other comprehensive income for the three-month periods ended June 30:

(in Millions)	2008	2007

Net income	$37	$60

Comprehensive income	$37	$60

See Notes to Consolidated Financial Statements (Unaudited)

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements (Unaudited)
NOTE 1 — GENERAL
These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2007 Consolidated Financial Statements filed on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require us to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.
The Consolidated Financial Statements are unaudited, but include all adjustments necessary for a fair presentation of such financial statements. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2008.
References in this report to “Company” are to Michigan Consolidated Gas Company and its subsidiaries, collectively.
Asset Retirement Obligations
The Company records asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and FIN 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. The Company has conditional retirement obligations for gas pipeline retirement costs. To a lesser extent, the Company has conditional asset retirement obligations at certain service centers, and compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate.
Timing differences arise in the expense recognition of legal asset retirement costs that the Company is currently recovering in rates. The Company defers such differences under SFAS No. 71, Accounting for the Effects of Certain Types of Regulation.
A reconciliation of the asset retirement obligations for the three months ended June 30, 2008 follows:

(in Millions)
Asset retirement obligations at January 1, 2008	$109
Accretion	3
Liabilities settled	(2)

Asset retirement obligations at June 30, 2008	$110

Retirement Benefits and Trusteed Assets
MichCon sponsors a qualified defined benefit retirement plan for MichCon represented employees (the “MichCon Plan”). MichCon also participates in a qualified defined benefit retirement plan sponsored by Detroit Edison for its non-represented employees, which is treated as a plan covering employees of various affiliates of DTE Energy from the affiliates’ perspective. We are allocated income or an expense each year as a result of our participation in the DTE Energy Company Retirement Plan. Income was approximately $9 million and $8 million for the three months ended June 30, 2008 and 2007, respectively, and was approximately $17 million and $16 million for the six months ended June 30, 2008 and 2007, respectively, and is not reflected in the following tables.

In its April 2005 final rate order, the MPSC approved the deferral of the non-capitalized portion of our negative pension expense. In the three and six month periods ended June 30, 2008, MichCon deferred $9 million and $18 million, respectively, as a regulatory liability, as compared to $10 million and $31 million in the comparable 2007 periods.
The following details the components of net periodic benefit costs (credit) for pension benefits and other postretirement benefits follow:

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2008	2007	2008	2007
Three Months Ended June 30

Service cost	$2	$2	$4	$3
Interest cost	4	4	7	7
Expected return on plan assets	(8)	(8)	(5)	(4)
Amortization of:
Net actuarial loss	—	—	2	3
Prior service cost	—	1	—
Net transition liability	—	—	—	2
Special termination benefits	—	—	—	—

Net periodic benefit cost	$(2)	$(1)	$8	$11

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2008	2007	2008	2007
Six Months Ended June 30

Service cost	$3	$4	$7	$7
Interest cost	9	8	13	14
Expected return on plan assets	(16)	(16)	(9)	(7)
Amortization of:
Net actuarial loss	—	1	3	5
Prior service cost	—	1	—	1
Net transition liability	—	—	2	3
Special termination benefits	—	—	—	—

Net periodic benefit cost	$(4)	$(2)	$16	$23

Special Termination Benefits in the above table represent costs associated with the Company’s Performance Excellence Process. MichCon contributed $40 million in January 2008 to a Voluntary Employees’ Beneficiary Association trust for certain postretirement health care and life insurance benefits for retired employees.
Income Taxes
The Company’s effective income tax rate for the three months ended June 30, 2008 was 32% as compared to 22% for the three months ended June 30, 2007 and for the six months ended June 30, 2008 was 29% as compared to 26% for the six months ended June 30, 2007. The increase in effective tax rate was primarily attributable to higher state income taxes related to the Michigan Business Tax which was effective January 1, 2008.
Unrecognized tax benefits at June 30, 2008 and at December 31, 2007, if recognized, would not materially impact our effective tax rate. We do not anticipate any significant changes in the unrecognized tax benefits during the next twelve months.
Stock-Based Compensation
Our parent company, DTE Energy, follows SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method. We receive an allocation of costs associated with stock compensation. Our allocation for the six months ended June 30, 2008 and 2007 for stock-based compensation expense was approximately $3 and $1 million, respectively.
Asset losses
Asset losses were $3 million in the six month period in 2007 representing a disallowance of certain costs related to the acquisition of pipeline assets.
NOTE 2 — NEW ACCOUNTING PRONOUNCEMENTS
Fair Value Accounting
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. It emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Fair value measurement should be determined based on the assumptions that market participants would use in pricing an asset or liability. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Effective January 1, 2008, the Company adopted SFAS No. 157. As permitted by FASB Staff Position FAS No. 157-2, the Company has elected to defer the effective date of SFAS No. 157 as it pertains to non-financial assets and liabilities to January 1, 2009. See also Note 3.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. This Statement permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. An entity will report in earnings unrealized gains and losses on items, for which the fair value option has been elected, at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. At January 1, 2008, the Company elected not to use the fair value option for financial assets and liabilities held at that date.
Business Combinations
In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish this, SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is applied prospectively to business combinations entered into by the Company after January 1, 2009, with earlier adoption prohibited. The Company will apply the requirements of SFAS No. 141 (R) to business combinations consummated after January 1, 2009.
GAAP Hierarchy
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements under GAAP. SFAS 162 is effective 60 days following the approval of the Public Company Accounting Oversight Board amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company will adopt SFAS No. 162 once effective, and the adoption is not expected to have a material impact on its consolidated financial statements.
Useful Life of Intangible Assets
In May 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. For a

recognized intangible asset, an entity shall disclose information that enables users to assess the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. This FSP is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The FSP will not have a material impact on the Company’s consolidated financial statements.
Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. The Company will adopt SFAS No. 160 as of January 1, 2009 and is currently assessing the effects of SFAS No. 160 on its consolidated financial statements.
Disclosures about Derivative Instruments and Hedging Activities
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Comparative disclosures for earlier periods at initial adoption are encouraged but not required. The Company will adopt SFAS No. 161 on January 1, 2009.
Offsetting Amounts Related to Certain Contracts
In April 2007, the FASB issued FSP FIN 39-1, Amendment of FASB Interpretation No. 39. This FSP permits the Company to offset the fair value of derivative instruments with cash collateral received or paid for those derivative instruments executed with the same counterparty under a master netting arrangement. As a result, the Company will be permitted to record one net asset or liability that represents the total net exposure of all derivative positions under a master netting arrangement. The decision to offset derivative positions under master netting arrangements remains an accounting policy choice. The guidance in this FSP is effective for fiscal years beginning after November 15, 2007. It is to be applied retrospectively by adjusting the financial statements for all periods presented. The Company adopted FSP FIN 39-1 as of January 1, 2008. At adoption, the Company chose to offset the collateral amounts against the fair value of derivative assets and liabilities, reducing both the Company’s total assets and total liabilities.
NOTE 3 — FAIR VALUE
Effective January 1, 2008, the Company adopted SFAS No. 157. This Statement defines fair value, establishes a framework for measuring fair value and expands the disclosures about fair value measurements. The Company has elected the option to defer the effective date of SFAS No. 157 as it pertains to non-financial assets and liabilities to January 1, 2009.
SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
SFAS No. 157 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. SFAS No. 157 requires that assets and liabilities be classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined by SFAS No.157 as follows:
•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•	Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
The following table presents assets and liabilities measured and recorded at fair value on a recurring basis for the six months ended June 30, 2008:

				Net Balance at
(in Millions)	Level 1	Level 2	Level 3	June 30, 2008
Assets:
Employee benefit trust investments (1)	$20	$—	$—	$20
Derivative assets	—	9	—	9

	$20	$9	$—	$29

Liabilities:
Deferred compensation	$—	$(2)	$—	$(2)
Derivative liabilities	—	(9)	(14)	(23)

	$—	$(11)	$(14)	$(25)

Net Assets at March 31, 2008	$20	$(2)	$(14)	$4

(1)	Excludes cash surrender value of life insurance investments.
The following table presents the fair value reconciliation of Level 3 derivative assets and liabilities measured at fair value on a recurring basis for the six months ended June 30, 2008:

(in Millions)	Derivatives
Liability balance as of January 1, 2008	$—
Changes in fair value recorded in income	(14)
Purchases, issuances and settlements	—

Liability balance as of June 30, 2008	$(14)

The amount of total gains (losses) included in net income attributed to the change in unrealized gains (losses) related to assets and liabilities held at June 30, 2008	$(14)

Employee Benefit Trust Investments
The employee benefit trust investments shown in the fair value table are invested in commingled funds and institutional mutual funds holding equity or fixed income securities. The commingled funds and institutional mutual funds which hold exchange-traded equity securities are valued using quoted prices in actively traded markets. Non-exchange-traded fixed income securities are valued based upon quotations available from brokers or pricing services.
Deferred Compensation Liabilities
Deferred compensation plans allow eligible participants to defer a portion of their compensation. The participant is able to designate the investment of the deferred compensation to investments available under the 401(k) plan offered by the Company, although the Company does not actually purchase the investments. The deferred compensation liability is determined based upon the fair values of the mutual funds and equity securities designated in each participant’s account.
Derivative Assets and Liabilities
Derivative assets and liabilities are comprised of physical forwards and over-the-counter traded contracts. Various inputs are used to value derivatives depending on the type of contract and availability of market data including commodity market prices, interest rates, credit ratings, default rates, market-based seasonality and basis differential factors. Mathematical valuation models are used for derivatives for which external market data is not readily observable.
NOTE 4 — RESTRUCTURING
In 2005, the Company initiated a company-wide review of its operations called the Performance Excellence Process and began a series of focused improvement initiatives. This process continued as of June 30, 2008.
The Company incurred costs to achieve (CTA) restructuring expense for employee severance and other costs. Other costs include project management and consultant support. MichCon cannot defer CTA costs because a recovery mechanism has not been established. MichCon plans to seek a recovery mechanism in its next rate case expected to be filed in 2009. See Note 5.
Amounts expensed are recorded in Operation and maintenance on the Consolidated Statements of Operations. Costs incurred for the three months ended June 30, 2008 and 2007 are as follows:

	Employee Severance Costs		Other Costs		Total Cost
(in Millions)	2008	2007	2008	2007	2008	2007

Costs incurred	$	$—	$2	$1	$2	$1
Expenses incurred for the six months ended June 30, 2008 and 2007 are as follows:

	Employee Severance Costs		Other Costs		Total Cost
(in Millions)	2008	2007	2008	2007	2008	2007

Costs incurred	$—	$2	$3	$1	$3	$3
NOTE 5 — REGULATORY MATTERS
Regulation
MichCon is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, and recovery of certain costs. These costs include the costs of generating facilities, regulatory assets, conditions of service, accounting and operating-related matters.
Regulatory Accounting Treatment for Performance Excellence Process
In May 2006, MichCon filed applications with the MPSC to allow deferral of costs associated with the implementation of the Performance Excellence Process, a Company-wide cost-savings and performance improvement program. MichCon sought MPSC authorization to defer and amortize Performance Excellence Process implementation costs for accounting purposes to match the expected savings from the Performance Excellence Process program with the related CTA.
The Performance Excellence Process continued as of June 30, 2008. In September 2006, the MPSC issued an order approving a settlement agreement that allows MichCon, commencing in 2006, to defer the incremental CTA, subject to the MPSC establishing a recovery mechanism. MichCon cannot defer CTA costs because a regulatory recovery mechanism has not been established by the MPSC. MichCon plans to seek a recovery mechanism in its next rate case expected to be filed in 2009.

Uncollectible Expense True-Up Mechanism (UETM) and Report of Safety and Training-Related Expenditures
2005 UETM — In March 2006, MichCon filed an application with the MPSC for approval of its UETM for 2005. This was the first filing MichCon made under the UETM, which was approved by the MPSC in April 2005 as part of MichCon’s last general rate case. MichCon’s 2005 base rates included $37 million for anticipated uncollectible expenses. Actual 2005 uncollectible expenses totaled $60 million. The true-up mechanism allowed MichCon to recover 90% of uncollectibles that exceeded the $37 million base. Under the formula prescribed by the MPSC, MichCon recorded an under-recovery of approximately $11 million for uncollectible expenses from May 2005 (when the mechanism took effect) through the end of 2005. In December 2006, the MPSC issued an order authorizing MichCon to implement the UETM monthly surcharge for service rendered on and after January 1, 2007.
As part of the March 2006 application with the MPSC, MichCon filed a review of its 2005 annual safety and training-related expenditures. MichCon reported that actual safety and training-related expenditures for the initial period exceeded the pro-rata amounts included in base rates and, based on the under-recovered position, recommended no refund at that time. In the December 2006 order, the MPSC also approved MichCon’s 2005 safety and training report.
2006 UETM — In March 2007, MichCon filed an application with the MPSC for approval of its UETM for 2006 requesting $33 million of under-recovery plus applicable carrying costs of $3 million. The March 2007 application included a report of MichCon’s 2006 annual safety and training-related expenditures, which showed a $2 million over-recovery. In August 2007, MichCon filed revised exhibits reflecting an agreement with the MPSC Staff to net the $2 million over-recovery and associated interest related to the 2006 safety and training-related expenditures against the 2006 UETM under-recovery. An MPSC order was issued in December 2007 approving the collection of $33 million requested in the August 2007 revised filing. MichCon was authorized to implement the new UETM monthly surcharge for service rendered on and after January 1, 2008.
2007 UETM — In March 2008, MichCon filed an application with the MPSC for approval of its UETM for 2007 requesting approximately $34 million. This total includes $33 million of costs related to 2007 uncollectible expense and associated carrying charges and $1 million of under-collections for the 2005 UETM. The June 2008 application included a report of MichCon’s 2007 annual safety and training-related expenses, which showed no refund was necessary because actual expenditures exceeded the amount included in base rates. MichCon anticipates the MPSC will issue an order authorizing MichCon to implement the monthly UETM surcharge proposed in this filing for service rendered on and after January 1, 2009.
Gas Cost Recovery Proceedings
2005-2006 Plan Year — In June 2006, MichCon filed its GCR reconciliation for the 2005-2006 GCR year. The filing supported a total over-recovery, including interest through March 2006, of $13 million. MPSC Staff and other interveners filed testimony regarding the reconciliation in which they recommended disallowances related to MichCon’s implementation of its dollar cost averaging fixed price program. In January 2007, MichCon filed testimony rebutting these recommendations. In December 2007, the MPSC issued an order adopting the adjustments proposed by the MPSC Staff, resulting in an $8 million disallowance. Expense related to the disallowance was recorded in 2007. The MPSC authorized MichCon to roll a net over-recovery, inclusive of interest, of $20 million into its 2006-2007 GCR reconciliation. In December 2007, MichCon filed an appeal of the case with the Michigan Court of Appeals. MichCon is currently unable to predict the outcome of the appeal.
2006-2007 Plan Year — In June 2007, MichCon filed its GCR reconciliation for the 2006-2007 GCR year. The filing supported a total under-recovery, including interest through March 2007, of $18 million. In March 2008, the parties reached a settlement agreement that allowed for full recovery of MichCon’s GCR costs during the 2006-2007 GCR year. The settlement reflected the $20 million net over-recovery required by the MPSC’s order in its 2005-2006 GCR reconciliation. The under-recovery including interest through March 2007 agreed to under the settlement is $9 million and will be included in the 2007-2008 GCR reconciliation. An MPSC order was issued on April 22, 2008 approving the settlement.
2007-2008 Plan Year / Base Gas Sale Consolidated — In August 2006, MichCon filed an application with the MPSC requesting permission to sell base gas that would become accessible with storage facilities upgrades. In December 2006, MichCon filed its 2007-2008 GCR plan case proposing a maximum GCR factor of $8.49 per Mcf. In August 2007, a settlement agreement in this proceeding was reached by all intervening parties that provided for a sharing with customers of the proceeds from the sale of base gas. In addition, the agreement provided for a rate case filing moratorium until January 1, 2009, unless certain unanticipated changes occur that impact income by more than $5 million. The settlement agreement was approved by the MPSC in August 2007. MichCon’s gas storage enhancement projects, the main subject of the aforementioned settlement, have enabled 17 billion cubic feet (Bcf) of gas to become available for cycling. Under the settlement terms, MichCon delivered 13.4 Bcf of this gas to its customers through 2007 at a savings to market-priced supplies of approximately $54 million. This settlement also provided for MichCon to retain the proceeds from the sale of 3.6 Bcf of gas, which MichCon expects to sell through 2009. During 2007, MichCon sold 0.75 Bcf of base gas and recognized a pre-tax gain of $5 million. There were no sales of base gas in the second quarter of 2008. By enabling MichCon to retain the profit from the sale of this gas, the settlement provides MichCon with the opportunity to earn an 11% return on equity with no customer rate increase for a period of five years from 2005 to 2010.
2008-2009 Plan Year — In December 2007, MichCon filed its GCR plan case for the 2008-2009 GCR Plan year. MichCon filed for a maximum GCR factor of $8.36 per Mcf, adjustable by a contingent mechanism. In June 2008, MichCon made an informational filing documenting the increase in market prices for gas since its December 2007 filing and calculating its new maximum factor of $10.76 per Mcf based on its contingent mechanism. On July 16, 2008, all parties agreed to settle all but one of the issues in this case. The partial settlement includes the establishment of a new maximum base GCR factor of $11.36 per Mcf that will not be subject to adjustment by contingent GCR factors for the remainder of the 2008-2009 GCR plan year. An MPSC order approving the partial settlement agreement is expected in 2008. The MPSC’s final order on the remaining issue subject to litigation in this case is expected in 2008.
2009 Proposed Native Base Gas Sale — In July 2008, MichCon filed an application with the MPSC requesting permission to sell an additional 4 Bcf of base gas that will become available for sale as a result of better than expected operations at its storage fields. MichCon proposed to sell 1.3 Bcf of the base gas to GCR customers during the 2009-2010 GCR period at cost and to sell the remaining 2.7 Bcf to non-system supply customers in 2009 at market prices. MichCon requested that the MPSC treat the proceeds from the sale of the 2.7 Bcf of base gas to non-system supply customers as a one-time increase in MichCon’s net income and not include the proceeds in the calculation of MichCon’s revenue requirements in future rate cases.
Other
The Company is unable to predict the outcome of the regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 6 — LONG-TERM DEBT
Debt Issuances
In 2008, the Company has issued the following long-term debt:

(in Millions)
Month Issued	Type	Interest Rate	Maturity	Amount
April	Senior Notes (1)	5.26%	2013	$60
April	Senior Notes (1)	6.04%	2018	100
April	Senior Notes (1)	6.44%	2023	25
June	Senior Notes (2)	6.78%	2028	75

				$260

(1)	Proceeds were used to pay down short-term debt and for general corporate purposes.

(2)	Proceeds were used to repay the 6.45% Remarketable Securities due 2038 subject to mandatory or optional tendor on June 30, 2008.
In June 2008, MichCon entered into a Note Purchase Agreement pursuant to which it agreed to issue and sell $190 million of Senior Notes to a group of institutional investors in a private placement transaction. Pursuant to the agreement, the sale of the notes is expected to close in August 2008. Proceeds are to be used to repay a portion of $200 million MichCon 6.125% Senior Notes due September 2008.
Debt Retirements and Redemptions
In 2008, the following debt has been retired, through optional redemption or payment at maturity:

(in Millions)
Month Issued	Type	Interest Rate	Maturity	Amount
June	Remarketable Securities (1)	6.45%	2038	75

				$75

(1)	These Remarketable Securities were optionally redeemed by MichCon with proceeds from the issuance of new Michcon Senior Notes.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Environmental Matters
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. Gas Utility owns, or previously owned, 15 such former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. At June 30, 2008 and December 31, 2007, MichCon has liabilities of approximately $38 million and $40 million, respectively, for estimated investigation and remediation costs at former MGP sites and related regulatory assets.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. However, the Company anticipates the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on its results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform. The Company may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others. Below are the details of specific material guarantees the Company currently provides.
Labor Contracts
There are several bargaining units for the Company’s represented employees. The contracts of the represented employees expire at various dates in 2010 and 2011.
Purchase Commitments
As of December 31, 2007, we were party to numerous long-term purchase commitments relating to a variety of goods and services required for our business. These agreements primarily consist of long-term gas purchase and transportation agreements. We estimate that these commitments will be approximately $1.4 billion through 2051. We also estimate that 2008 capital expenditures will be approximately $214 million. We have made certain commitments in connection with expected capital expenditures.

Bankruptcies
The Company sells gas and gas transportation and storage services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of the Company’s customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts, and records provisions for amounts considered at risk of probable loss. Management believes the Company’s previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on the Company’s consolidated financial statements.
Other Contingencies
The Company is involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims it can estimate and which are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Company’s operations or financial statements in the periods they are resolved.
See Note 5 for a discussion of contingencies related to regulatory matters.